Exhibit 10.2
Executive Employment Agreements
     We have entered into employment agreements with Mr. Emerson, Ms. Diersen, and Mr. Longhini. All of the employment agreements have an initial term of two years and automatically renew for successive one-year periods until either the executive provides or we provide notice of termination. The agreements generally provide for base salary, participation in incentive compensation plans adopted by the board of directors, and, if the agreement was entered into at the time of the executive’s initial employment, an initial grant of options to purchase shares of our common stock. The salary and bonus we have paid and the stock options we have granted to the named executive officers in the last three years are included in the Summary Compensation Table above. The stock options granted to our executives vest over a period of four years on the same basis as options granted to other employees. The agreements also entitle the executives to participate in our other standard benefit programs and contain customary confidentiality and non-competition provisions.
     The agreements also generally include the following termination benefits:
•	If we terminate the executive without cause, we are required to continue to pay the executive his or her salary and provide health and welfare benefits for twelve months following termination. In certain cases, we would also be required to pay a portion of any incentive bonus for the year in which termination occurs. If the executive accepts other employment during the twelve-month period, we would be entitled to deduct compensation that he or she receives from a new employer from the salary we are obligated to pay during the twelve-month period.

•	If we terminate the executive without cause, or if the executive terminated employment for a good reason, such as diminution in responsibility or relocation, during the twelve-month period immediately following a change of control, we (or our successor) would be required to pay the executive a lump sum equal to his or her annual salary, plus his or her target bonus; provide, at our cost, continuation of health and welfare benefits for twelve months; and all issued and outstanding options would immediately vest and be exercisable.

•	In addition, if any payments (including the acceleration of stock options) made by us to the executive in connection with a change in control were subject to “excise tax” we would be required to make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive would retain an amount of the gross-up payment equal to the excise tax.